Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made and entered into as of the 29th day of March, 2007, by and between STATION CASINOS, INC., a Nevada corporation (the “Company”), and GLENN C. CHRISTENSON (the “Executive”).

WHEREAS, the Company and the Executive are parties to an Employment Agreement dated as of May 20, 2003, as amended by that First Amendment to Employment Agreement dated July 13, 2004 (collectively, the “Employment Agreement”); and

WHEREAS, the Executive desires to resign his employment with the Company; and

WHEREAS, the Company and the Executive have agreed that the Executive will resign his employment with the Company effective March 30, 2007 (the “Termination Date”) upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Company and the Executive (each individually a “Party” and together the “Parties”) agree as follows:

1.             Termination of Employment; Return of Company Property.

(a)           Section 2.2 of the Employment Agreement is hereby amended to provide for the termination of the Employment Agreement on March 30, 2007.  The termination will be treated as a “Termination by the Executive” pursuant to Section 6.3 of the Employment Agreement.

(b)           The Executive shall end his employment and resign all offices and board memberships with the Company and its subsidiaries and affiliates effective on the Termination Date.

(c)           On the Termination Date, or at any time prior to the Termination Date if so requested by the Company, the Executive shall deliver to the Company all Company Property (as defined in the Employment Agreement) that the Executive may then possess or have under his control.

2.             Survival of Certain Employment Agreement Provisions.  The Parties acknowledge and agree that the provisions of Section 8.2 (“No Mitigation; No Offset”), Section 10 (“Indemnification”), Section 11 (“Covenant Not to Engage in Certain Acts”), Section 12 (“Confidential Information and Company Property”) and Section 15 (“Right to Seek Injunctive Relief”) of the Employment Agreement (collectively the “Surviving Sections”) shall survive the termination of the Employment Agreement and the termination of the Executive’s employment with the Company, and shall remain in full force and effect, and shall be in addition to, rather than in lieu of or replaced by, any similar obligations set forth in the Consulting Agreement that is provided for in Section 5 below.  In addition, those definitions contained in

Section 1 (“Definitions”) of the Employment Agreement that are integral to an understanding and interpretation of the Surviving Sections shall also survive termination of Executive’s employment and shall remain in full force and effect only to the extent necessary to interpret and enforce such Surviving Sections, except that the following definitions shall be amended as indicated:

1.8           “Competing Business” shall mean any Person engaged in the gaming industry that directly or through an affiliate or subsidiary conducts its business within the Restricted Area;  provided, however, that a Competing Business shall not mean a Person that is primarily engaged in the gaming manufacturing and/or supply business so long as such Person does not otherwise compete with the Company in the gaming business.

1.18         “Restricted Area” shall mean the City of Las Vegas, Nevada and the area within a twenty-five (25) mile radius of that city, provided, however, that after January 1, 2008, the Restricted Area shall exclude (a) Downtown Las Vegas (which is defined as that area bounded by Eastern Avenue and straight extensions thereof on the East, I-515 (U.S. Highway 93/95) on the North, I-15 on the West, and Charleston Boulevard on the South), and (b) the Las Vegas Strip (which is defined as that area bounded by Paradise Road and straight extensions thereof on the East, Charleston Boulevard on the North, I-15 on the West, and Sunset Road on the South).

1.19         “Restriction Period” shall mean that period commencing on the date of this Agreement and expiring on March 30, 2009.

3.             Payments and Benefits.  Subject to the Executive’s execution, and compliance with the term and conditions, of this Agreement, the Parties agree to the following:

(a)           Treatment of Options and Restricted Stock.   All vested Company stock options held by the Executive as of the Termination Date shall continue to be and shall remain fully exercisable in accordance with the terms of the applicable awards until the earlier of (i) the closing date (the “Closing Date”) of the transactions contemplated by the Merger Agreement dated February 23, 2007, between the Company and Fertitta Colony Partners, LLC (the “Merger Agreement”), at which time such options would be cashed out pursuant to the terms of the Merger Agreement, and (ii) the expiration of the Term of Engagement under the Consulting Agreement (as defined below), or such shorter period to the extent limited by Section 409A of the Internal Revenue Code.  In addition, all Company restricted stock held by the Executive as of the Termination Date shall continue to vest in accordance with the terms of the applicable awards until the earlier of (i) the Closing Date, at which time such restricted stock would be cashed out pursuant to the terms of the Merger Agreement, and (ii) the expiration of the Term of Engagement under the Consulting Agreement.

(b)           Consideration for General Release.  Not later than eight (8) days following the Termination Date, provided that the Executive has executed the General Release

(as defined and described in Section 4 below), and has not revoked his signature, the Company shall pay or provide to the Executive (subject to applicable employment and income tax withholdings and deductions) the following payments and benefits:

i.                                          Base Salary (as defined in the Employment Agreement) through the Termination Date, to the extent not previously paid;

ii.                                       an additional payment equal to $85,000 in respect of thirty (30) days of Base Salary, which compensates the Executive for the Base Salary he would have otherwise received during the thirty (30) day notice period pursuant to Section 6.3 of the Employment Agreement, which the Company has waived;

iii.                                    an additional payment equal to $98,077 in respect of five weeks of Base Salary, which compensates the Executive for accrued but unpaid vacation time as of the Termination Date;

iv.                                   until the end of the calendar month in which the Executive reaches age 62, continuation of the group medical and dental insurance coverages for the Executive and his eligible dependents that are substantially comparable to the coverages provided immediately prior to the Termination Date, after which period the Executive and his eligible dependents shall be entitled to exercise their rights under COBRA; provided, however, that if the Executive enrolls in any medical or dental insurance coverage provided by a future employer, the Company shall have no further obligations respect to the continued Company coverages (other than its obligations, if any, under COBRA); and provided, further, that if such continued Company coverages are not permitted under the applicable insurance policies, by reason Section 409A of the Internal Revenue Code or for any other reason, the Company shall provide the Executive with an amount after taxes which is sufficient to purchase substantially similar coverage for such period; and

v.                                      such rights to other benefits as may be provided in the applicable plans and programs of the Company, including, without limitation, the Company’s Supplemental Management Retirement Program and Deferred Compensation Program according to the terms and conditions of such plans and programs.

4.             Release of Claims.  The Executive shall have no rights under the Employment Agreement after the Termination Date, except as otherwise provided in Section 2 above.  In addition, as a condition of the Executive’s receipt of the payments and benefits provided for in Section 3(b) above, on the Termination Date the Executive shall execute the terms of the general release and covenant not to sue (the “General Release”), in favor of the Released Parties (as that term is defined and used in the General Release) attached hereto as Exhibit “A”.

5.             Consulting Arrangement.  Concurrently with the execution of this Agreement, the Company and the Executive shall enter into the Consulting Agreement attached hereto as Exhibit “B”, pursuant to which the Executive will provide consulting services to the Company and its subsidiaries and affiliates commencing on March 31, 2007.

6.             Effect of a “Superior Proposal” Transaction.  In the event that a transaction constituting a “Superior Proposal” (as defined in the Merger Agreement) is consummated and the Merger Agreement is terminated, the provisions of this Agreement and the Consulting Agreement shall be terminated and be of no further force or effect, and the Employment Agreement shall be restored and continue in effect in accordance with its terms, as if the Termination Date had not occurred.  The Parties shall take such actions as are necessary to return the Parties as nearly as possible to the same positions and with the same rights and obligations as existed prior to the Termination Date (but without any duplication of rights or payments), including all rights of the Executive with respect to compensation, benefits and equity compensation.

7.             Dispute Resolution.

(a)           Arbitrable Claims.  Except as provided in the immediately following sentence, all disputes between the Parties relating in any matter whatsoever to the employment or termination of the Executive, including, without limitation, all disputes arising out of or relating to this Agreement (“Arbitrable Claims”), shall be resolved by binding arbitration set as set forth in this Section 6.  Notwithstanding the foregoing, any claim for injunctive relief brought by the Company under Section 15 of the Employment Agreement shall not be considered an Arbitrable Claim.  The arbitration shall be final and binding upon the Parties and shall be the exclusive remedy for all Arbitrable Claims.  THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JUDGE OR JURY IN REGARD TO ARBITRABLE CLAIMS.

(b)           Procedure.  Arbitration of Arbitrable Claims shall be in accordance with the Commercial Rules of the American Arbitration Association, as amended, and as augmented in this Agreement.  Either Party may bring an action in any court of competent jurisdiction located in Clark County, Nevada, to compel arbitration under this Agreement and to enforce an arbitration award.  Otherwise, neither Party shall initiate or prosecute any lawsuit, appeal or administrative action in any way related to an Arbitrable Claim.    All arbitration hearings under this Agreement shall be conducted in Las Vegas, Nevada.  The Federal Arbitration Act shall govern the interpretation and enforcement of this Agreement.  The Company shall pay all fees of the arbitrator and costs of arbitration; provided, however, that each Party shall be responsible for paying its or his own legal fees.

(c)           Confidentiality.  All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law or regulation, the subject matter thereof shall not be disclosed to any third party other than the Parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff.

8.             Cooperation.  The Parties agree to cooperate fully with each other in order to achieve the purposes of this Agreement and to take all actions not specifically described herein that may be required to carry out the purposes and intent of this Agreement.

9.             Notices.  All notices, demands and requests required or permitted to be given to either Party under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give notice of:

If to the Company:	Station Casinos, Inc.
10973 W. Summerlin Centre Drive
Las Vegas, Nevada 89135
Attention: Richard J. Haskins, Esq.

If to the Executive:	Glenn C. Christenson

10.           Entire Agreement.  This Agreement, including the exhibits hereto, contains the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, express or implied, between the Parties with respect hereto.  No representations, inducements, promises or agreements not embodied herein shall be of any force or effect.  Without limiting the generality of the foregoing, the Executive acknowledges and agrees that neither the Company nor any of its employees or agents have made any representations to the Executive concerning the terms or effects of this Agreement other than those representations expressly set forth herein.

11.           Assignability.  Neither Party shall have the right to assign any rights or obligations under this Agreement without the prior written approval of the other Party other than an assignment to a successor of the Company, provided that such successor assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law.  The Parties acknowledge and agree that the provisions of this Section 11 were negotiated at arms’ length and that the Executive received separate and adequate consideration in return for providing the Company the right to assign this Agreement.

12.           Amendment or Waiver.  No provision in this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by both Parties.  No waiver by one Party of any breach by the other Party of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.

13.           Severability.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

14.           Construction.  The Parties agree that this Agreement is the product of negotiations between sophisticated parties, both of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof.  Accordingly, this Agreement shall be construed as if both Parties prepared this Agreement, and any rules of construction to the contrary are hereby waived.

15.           Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Nevada without reference to the principles of conflict of laws thereof.  In the event of any dispute or controversy arising out of or relating to this Agreement that is not an Arbitrable Claim, the Parties mutually and irrevocably consent to, and waive any objection to, the exclusive jurisdiction of any court of competent jurisdiction in Clark County, Nevada, to resolve such dispute or controversy.

16.           Headings.  The headings of the sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

17.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

18.           Acknowledgement.

(a)           The Executive acknowledges that he received a copy of this Agreement prior to its execution and has had a reasonable amount of time to review and consider this Agreement prior to its execution.

(b)           The Executive further acknowledges that he has consulted with an attorney prior to executing this Agreement.

(c)           The Executive enters into this Agreement having freely and knowingly elected, after due consideration, to execute this Agreement and to fulfill the promises set forth herein.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

“COMPANY”

STATION CASINOS, INC.

By:	/s/ Richard J. Haskins
Name:	Richard J. Haskins
Title:	Executive Vice President,
General Counsel & Secretary

“EXECUTIVE”

/s/ Glenn C. Christenson
GLENN C. CHRISTENSON

EXHIBIT A

GENERAL RELEASE AND COVENANT NOT TO SUE

This GENERAL RELEASE AND COVENANT NOT TO SUE (this “General Release”) is executed and delivered by GLENN C. CHRISTENSON (the “Executive”) to STATION CASINOS, INC., a Nevada corporation (the “Company”).

In consideration of the agreement by the Company to provide the separation payments and benefits described in the Separation Agreement and General Release to which this General Release is attached, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive hereby agrees as follows:

1.                                      RELEASE AND COVENANT.  The Executive, of his own free will, voluntarily releases and forever discharges the Company and its subsidiaries and affiliates, and each of their respective past and present agents, employees, managers, representatives, officers, directors, attorneys, accountants, trustees, shareholders, partners, insurers, heirs, predecessors-in-interest, advisors, successors and assigns (collectively, the “Released Parties”) from, and covenants not to sue or proceed against any of the foregoing on the basis of, any and all past or present causes of action, suits, agreements or other rights or claims which the Executive, his dependents, relatives, heirs, executors, administrators, successors and assigns has or have against any of the General Released Parties upon or by reason of any matter arising out of his employment by the Company and the cessation of said employment, as of the date of execution of this General Release, and including, but not limited to, any alleged violation of the Civil Rights Acts of 1964 and 1991, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act of 1990), the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, the Employment Retirement Income Security Act of 1974, the Nevada Fair Employment Practices Act, the labor laws of the United States, and Nevada and any other federal, state or local law, regulation or ordinance, or public policy, contract or tort law, having any bearing whatsoever on the terms and conditions or cessation of his employment with the Company.

2.                                      DUE CARE.  The Executive acknowledges that he has received a copy of this General Release prior to its execution and has been advised hereby of his opportunity to review and consider this General Release for up to twenty-one (21) days prior to its execution.  The Executive further acknowledges that he has been advised hereby to consult, and has consulted, with an attorney prior to executing this General Release.  The Executive enters into this General Release having freely and knowingly elected, after due consideration, to execute this General Release and to fulfill the promises set forth herein.  This General Release shall be revocable by the Executive during the seven (7) day period following its execution, and shall not become effective or enforceable until the expiration of such seven (7) day period.  In the event of such a revocation, the Executive shall not be entitled to the consideration for this General Release set forth above.

3.                                      RELIANCE BY THE EXECUTIVE.  The Executive acknowledges that, in his decision to enter into this General Release, he has not relied on any representations, promises or arrangement of any kind, including oral statements by representatives of the Company, except as set forth in this General Release.

4.                                      MISCELLANEOUS.  The Executive shall not disclose the existence or contents of this General Release to anyone other than his immediate family, accountants or attorneys, and the Executive shall instruct such third parties not to disclose the same.  This General Release shall be governed by and construed and interpreted in accordance with the laws of the State of Nevada without reference to the principles of conflict of laws thereof.  If any provision of this General Release is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.

This GENERAL RELEASE AND COVENANT NOT TO SUE is executed by the Executive and delivered to the Company on the 29th day of March, 2007.

/s/ Glenn C. Christenson
GLENN C. CHRISTENSON

STATE OF NEVADA	)
) ss:
COUNTY OF CLARK	)

On this 29th day of March, 2007, before me, a Notary Public of the State of Nevada, personally appeared Glenn C. Christenson, to me known and known to me to be the person described and who executed the foregoing General Release and did then and there acknowledge to me that he voluntarily executed the same.

NOTARY PUBLIC

EXHIBIT B

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into on the 29th day of March, 2007, by and between STATION CASINOS, INC., a Nevada corporation (the “Company”), and GLENN C. CHRISTENSON (the “Consultant”).

WHEREAS, the Company desires to engage the Consultant to render consulting services for the Company and its subsidiaries and affiliates; and

WHEREAS, the Consultant desires to be retained by the Company to render consulting services to the Company upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Company and the Consultant (each individually a “Party” and together the “Parties”) agree as follows:

1.             Definitions.  In addition to certain terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings:

1.1           “Affiliate” shall mean any Person controlling, controlled by or under common control with the Company.

1.2           “Competing Business” shall have the meaning set forth in the Separation Agreement.

1.3           “Confidential Information” shall mean all nonpublic and/or proprietary information respecting the business of the Company or any Affiliate, including, without limitation, its products, programs, projects, promotions, marketing plans and strategies, business plans and practices, business operations, employees, research and development, intellectual property, software, databases, trademarks, pricing information, accounting and financial data.  Confidential Information also includes information concerning the customers of the Company or any Affiliate, such as their identity, address, playing patterns and ratings or any other information kept by the Company or any Affiliate concerning its customers, whether or not reduced to documentary form.  Confidential Information does not include information that is, or becomes, available to the public unless such availability occurs through an unauthorized act on the part of the Consultant.

1.4           “Employment Agreement” shall mean that Employment Agreement dated as of May 20, 2003, between the Company and the Consultant, as amended by that First Amendment to Employment Agreement dated July 14, 2004.

1.5           “Person” shall mean any individual, firm, partnership, association, trust, company, corporation or other entity.

1.6           “Restriction Period” shall have the meaning set forth in the Separation Agreement.

1.7           “Separation Agreement” shall mean that Separation Agreement and General Release dated as of March 29, 2007 between the Company and the Consultant.

2.             Term of Engagement.  The term of engagement (the “Term of Engagement”) shall commence on March 31, 2007 (the “Commencement Date”), and shall terminate upon the earlier of (a) the Closing Date (as defined in the Separation Agreement) and (b) the second anniversary of the Commencement Date, unless earlier terminated pursuant to Section 5 below; provided, however, that the Parties may elect to extend the Term of Engagement by mutual agreement.

3.             Consulting Services.  During the Term of Engagement, the Consultant shall provide a maximum of forty (40) hours of consulting services as reasonably requested by the Company (the “Consulting Services”) per month regarding business matters involving the Company.  The Consultant shall provide such Consulting Services to the Company by telephone and/or in person at the Company’s offices as reasonably requested by the Company.

4.             Fees and Expenses.  In consideration for providing the Consulting Services provided hereunder, the Company agrees to provide the Consultant with the following during the Term of Engagement:

4.1           Monthly Fee.  The Consultant shall be paid a monthly fee (the “Monthly Fee”) of Twenty Thousand and No/100 Dollars ($20,000.00).  The Monthly Fee shall be paid on or before the first (1st) day of each month during the Term of Engagement and shall be prorated for any partial month thereof.  If the services of the Consultant exceed forty (40) hours in any month, the Consultant will be compensated at the hourly rate of $500.00 per hour for such additional services.  As an independent contractor, the Consultant will be responsible for all taxes and the Company will not have any obligation to withhold taxes from the Monthly Fee.  The Consultant shall submit to the Company a monthly invoice, which will include, at a minimum, the following information:

(a)                                  a general description of the Consulting Services being performed;

(b)           a list of any expenses for which reimbursement is requested (together with appropriate evidence or

4.2           Business Expense Reimbursement.  The Company shall reimburse the Consultant for all reasonable out-of-pocket expenses incurred by it in performing the Consulting Services under this Agreement.  The Consultant shall submit monthly invoices to the Company for such expenses, which invoices shall include, at a minimum, the amount of each expense, a description of the purpose of the expense and appropriate backup or supporting documentation.

5.             Termination.  This Agreement and the Term of Engagement hereunder may be terminated by either Party for any or no reason upon thirty (30) days’ prior written notice to the other Party.  In the event of a termination by the Consultant, the Monthly Fees shall cease, and all unvested stock options and restricted stock held by the Consultant shall be forfeited.  In the event of a termination by the Company other than for “Cause” (as such term is defined in the Employment Agreement), all Monthly Fees shall continue to be paid, and all unvested stock options and restricted stock held by the Consultant shall continue to vest as provided in Section 3 of the Separation Agreement, on the same basis as if the Term of Engagement had continued until its scheduled expiration.

6.             Independent Contractor.  All services provided by the Consultant shall be performed by the Consultant directly and independently and not as an agent, employee or representative of the Company.  This Agreement is not intended to and does not constitute, create, or otherwise give rise to a joint venture, partnership or other type of business association or organization of any kind by or between the Company and the Consultant.  The rights and obligations of the Company and the Consultant under this Agreement shall be limited to the express provisions hereof.  Specifically, and without limitation, the Consultant has no power or authority to contract for, or bind, the Company in any manner, except as specifically authorized by the Chief Executive Officer of the Company.

7.             Indemnification.  The Company agrees that if the Consultant is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (an “Indemnifiable Action”), arising out of or relating to the Consulting Services as a consultant under this Agreement, the Consultant shall be indemnified, defended and held harmless by the Company against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Consultant in connection therewith, except as otherwise prohibited by law and except to the extent that the Consultant was engaged in gross negligence or willful misconduct in the course of providing the Consulting Services.  The Consultant shall have the right to employ its own counsel in such Indemnifiable Action at the Consultant’s expense; and (ii) if (A) the retention of counsel by the Consultant has been previously authorized in writing by the Company, (B) the Company shall have reasonably concluded, based on the advice of independent legal counsel mutually selected by the Company and the Consultant, that there may be a conflict of interest between the Company and the Consultant in the conduct of any such defense, or (C) the Company shall not, in fact, have retained counsel to assume the defense of such Indemnifiable Action, the fees and expenses of the Consultant’s counsel shall be at the expense of the Company.  The Company shall not settle any action or claim that would impose any limitation or penalty on the Consultant without obtaining the Consultant’s prior written consent, which consent shall not be unreasonably withheld.  The provisions of this Section 7 shall survive the expiration or earlier termination of this Agreement.

8.             Covenants to Protect Confidential Information and Other Business Interests.

8.1           General.  The Parties understand and agree that the purpose of the restrictions contained in this Section 8 is to protect the goodwill and other legitimate business interests of the Company, and that the Company would not have entered into this Agreement in the absence of such restrictions.

8.2           Confidential Information.  The Consultant shall not, during the Term of Engagement or anytime thereafter, without the prior written consent of the Company, divulge, disclose or make accessible any Confidential Information to any other Person except while rendering services to the Company or for the benefit of the Company or when required to do so by a court of competent jurisdiction.

8.3           Notes, Memoranda and Other Items.  Upon the termination of this Agreement or at such earlier time as the Company may request, the Consultant shall deliver to an appropriate officer of the Company all memoranda, diaries, notes, records, cost information, customer lists, marketing plans and strategies and any other documents relating or referring to any Confidential Information made available to the Consultant by the Company in the Consultant’s possession or control.

8.4           Non-assistance; Non-diversion.  In addition to the foregoing, the Consultant agrees and covenants that during the Restriction Period, the Consultant shall not, directly or indirectly, for itself or any third party, or alone or as a member of a partnership, or as an officer, director, shareholder or otherwise, engage in the following acts:

(a)                                  divert or attempt to divert any existing business of the Company or any Affiliate;

(b)                                 accept any position or affiliation with, or render any services on behalf of, any Competing Business; or

(c)                                  hire or retain any employee of the Company or any Affiliate to provide services for any other Person or induce, solicit, attempt to solicit, encourage, divert, cause or attempt to cause any employee or prospective employee of the Company or any Affiliate to (i) terminate and/or leave such employment, or (ii) accept employment with anyone other than the Company or an Affiliate.

8.5           Survival.  The Consultant agrees that the provisions of this Section 8 shall survive the expiration or sooner termination of this Agreement.

9.             Dispute Resolution.

9.1           Arbitrable Claims.  All disputes between the Parties arising out of or relating to this Agreement or any alleged breach thereof (“Arbitrable Claims”), shall be resolved by binding arbitration set as set forth in this Section 9.  Notwithstanding the foregoing, any claim for injunctive relief brought by the Company under Section 8 hereof shall not be considered an Arbitrable Claim.  THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JUDGE OR JURY IN REGARD TO ARBITRABLE CLAIMS.

9.2           Procedure.  Arbitration of Arbitrable Claims shall be in accordance with the Commercial Rules of the American Arbitration Association, as amended, and as augmented in this Agreement.  Either Party may bring an action in any court of competent jurisdiction located in Clark County, Nevada, to enforce the provisions of Section 8 or to compel arbitration under this Agreement and to enforce an arbitration award.  Otherwise, neither Party shall initiate or prosecute any lawsuit, appeal or administrative action in any way related to an Arbitrable Claim.  The initiating Party must file and serve an arbitration claim within sixty (60) days of learning the facts giving rise to the alleged claim.  All arbitration hearings under this Agreement shall be conducted in Las Vegas, Nevada.  The Federal Arbitration Act shall govern the interpretation and enforcement of this Agreement.  The Company shall pay all fees of the arbitrator and costs of the arbitration; provided, however, that each Party shall be responsible for paying its own legal fees.

9.3           Confidentiality.  All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any Person other than the Parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff.

10.           Compliance with Laws.  The Consultant shall fully comply with all applicable federal, state and local laws, rules and regulations in performing the Consulting Services hereunder.

11.           Cooperation.  The Parties agree to cooperate fully with each other in order to achieve the purposes of this Agreement and to take all actions not specifically described that may be required to carry out the purposes and intent of this Agreement.

12.           Notices.  All notices, demands and requests required or permitted to be given to either Party under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give notice of:

If to the Company:	Station Casinos, Inc.
10973 W. Summerlin Centre Drive
Las Vegas, Nevada 89135
Attention: Richard J. Haskins, Esq.

If to the Consultant:	Glenn C. Christenson

13.           Entire Agreement.  This Agreement and the Separation Agreement contain the entire agreement between the Parties concerning the subject matter hereof and supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, express or implied, between the Parties with respect hereto.  No representations, inducements, promises or agreements not embodied herein shall be of any force or effect.

14.           Assignability.  Neither Party shall have the right to assign any rights or obligations under this Agreement without the prior written approval of the other Party other than an assignment to a successor of the Company; provided that such successor assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law.  The Parties acknowledge and agree that the provisions of this Section 14 were negotiated at arms’ length and that the Consultant received separate and adequate consideration in return for providing the Company the right to assign this Agreement.

15.           Amendment or Waiver.  No provision in this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by both Parties.  No waiver by one Party of any breach by the other Party of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.

16.           Section 409A Compliance.  To the extent applicable, it is intended that this Agreement comply with the provisions of section 409A of the Internal Revenue Code, and this Agreement shall be construed and applied in a manner consistent with this intent.  In the event that any of the compensation to be provided to the Consultant under this Agreement is determined by the Company to be in the nature of nonqualified deferred compensation, the Company and the Consultant hereby agree to take such actions as may be mutually agreed between the parties to ensure that such compensation complies with the applicable provisions of section 409A of the Code and the official guidance issued thereunder.

17.           Severability.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

18.           Construction.  The Parties agree that this Agreement is the product of negotiations between sophisticated parties, both of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof.  Accordingly, this Agreement shall be construed as if both parties prepared this Agreement, and any rules of construction to the contrary are hereby waived.

19.           Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Nevada without reference to the principles of conflict of laws thereof.  In the event of any dispute or controversy arising out of or relating to this Agreement that is not an Arbitrable Claim, the Parties mutually and irrevocably consent to, and waive any objection to, the exclusive jurisdiction of any court of competent jurisdiction in Clark County, Nevada, to resolve such dispute or controversy.

20.           Headings.  The headings of the sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

21.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

“COMPANY”

STATION CASINOS, INC.

By:	/s/ Richard J. Haskins
Name:	Richard J. Haskins
Title:	Executive Vice President,
General Counsel & Secretary

“CONSULTANT”

/s/ Glenn C. Christenson
GLENN C. CHRISTENSON